Corporate Headquarters 300 Lindenwood Drive Valleybrooke Corporate Center Malvern, PA 19355 (610) 651-4200
Exhibit 10.29
November 25, 2019

Mr. Thomas J. Schneberger
1477 West Stonington Drive
Downingtown, PA 19335

Dear Tom:

On behalf of PQ Corporation (“PQ” or the “Company”), I am pleased to offer you the position of Vice President, Strategy & Business Development. This offer is contingent upon compliance with the Immigration Reform and Control Act of 1986, which requires you to provide proof of identity and employment eligibility on the first day you report to work.

1.Start Date. Your start date will be December 1, 2019. Your place of employment will be Malvern, Pennsylvania and you will report to the President & CEO of PQ Corporation. You understand and agree that you shall travel from time to time on behalf of the Company.

2.Base Salary. Your annual Base Salary shall be at the rate of $380,000 per year, payable pursuant to the Company's normal payroll practices. Your Base Salary may be adjusted from time to time based on review by the Compensation Committee of the Board of Directors.

3.Annual Performance Bonus. For each calendar or fiscal year of your employment, you shall have the opportunity to earn an annual bonus (the "Annual Performance Bonus") with a bonus target equal to 55% of Base Salary paid in the Plan period, based on achievement of annual performance goals (based on financial and/or other metrics) as established by the Compensation Committee of the Company’s Board of Directors, and in accordance with any then applicable PQ bonus plan.

4.Equity Participation. You will be eligible to participate in the Company’s Long Term Incentive (LTI) plan. You will be granted equity with a value of $750,000 on the next annual grant date (anticipated to be in first quarter 2020). This will be a combination of Restricted Stock Units (RSUs) and Performance Stock Units (PSUs). This grant is made pursuant to the PQ Group Holdings, Inc. 2017 Omnibus Incentive Plan and is subject to the terms and conditions of an award agreement, which you must execute. This agreement will also describe the vesting metrics. Both the Plan and the award agreements will be provided to you after your employment begins.

5.Benefits. Effective January 1, 2020, you shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans"), including but not limited to any Employee Benefit Plans that are designated for similarly situated employees, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plans and applicable law.

6.Vacation. Beginning January 1, 2020, you shall be entitled to twenty (20) days of paid vacation per year until such time as you earn additional vacation in accordance with the Company’s published vacation policy.

7.Severance. The Company is in the process of developing a new severance plan. In the interim, if your employment is terminated by the Company without Cause, and subject to your execution of a General Release of Claims, you shall be entitled to receive continued Base Salary and health benefits at the active employee contributions rates for the 9-month period following the date of termination.

8.Restrictive Covenants: As a condition of employment, subsequent to the signing of this offer letter and as a condition to the receipt of the equity awards set forth in Section 4, you agree to execute the Company’s Employee Agreement that includes confidentiality, non-competition for a period of two (2) years post-employment, and intellectual property provisions. You will also be expected to comply with the Company's policies and procedures, including the Code of Conduct.

You will be considered an employee “at will.” No commitment for employment for any specified duration (e.g. "lifetime", "permanent", or "as long as performance is satisfactory") or any modification of the terms of this offer shall be valid or binding on PQ unless it is expressly set forth in a written document and signed by you and PQ’s Chief Executive Officer.

We are pleased to offer you this opportunity. If you agree to the terms of this offer of employment, please sign and date where appropriate below and return a signed copy to me. We look forward to a positive response. Please contact me if you have any questions.

Sincerely,

PQ CORPORATION

By:	/s/ WILLIAM J. SICHKO
Name:	William J. Sichko, Jr.
Title:	Chief Administrative Officer

Accepted:	/s/ THOMAS SCHNEBERGER	Date:	November 26, 2019
Thomas Schneberger